Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Blaize Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, $0.0001 par value per share, issuable under the Blaize, Inc. Amended and Restated 2011 Stock Plan	Rule 457(c) and Rule 457(h)	24,953,044(2)	$1.27(3)	$31,690,366.00	$0.0001531	$4,852.00

Equity	Common stock, $0.0001 par value per share, reserved for future issuance under the Registrant’s 2025 Incentive Award Plan	Rule 457(c) and Rule 457(h)	30,500,000(4)	$2.46(5)	$75,030,000.00	$0.0001531	$11,488.00

Equity	Common stock, $0.0001 par value per share, reserved for future issuance under the Registrant’s 2025 Employee Stock Purchase Plan	Rule 457(c) and Rule 457(h)	3,047,669(6)	$2.09(7)	$6,372,676.00	$0.0001531	$976.00

Total Offering Amounts					$113,093,042.00		$17,316.00

Total Fee Offsets(8)							$ —

Net Fee Due							$17,316.00

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Blaize Holding, Inc.’s (the “Registrant”) common stock that become issuable under the Blaize Holdings, Inc. 2025 Incentive Award Plan (the “2025 Plan”), the Blaize Holdings, Inc. 2025 Employee Stock Purchase Plan (the “2025 ESPP”) and the Blaize, Inc. Amended and Restated 2011 Stock Plan (the “2011 Plan”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.

(2)	Represents shares of common stock issuable upon the exercise of stock options and/or settlement of restricted stock units, in each case, granted under the 2011 Plan.
(3)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based upon $1.27, which is the weighted-average exercise price for stock options outstanding under the 2011 Plan as of May 7, 2025.

(4)

Represents 30,500,000 shares of common stock reserved for future issuance under the 2025 Plan, inclusive of 7,111,228 shares of common stock that became issuable under the 2025 Plan on January 1, 2025 as a result of the operation of an annual automatic increase provision in the 2025 Plan.

(5)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $2.46 per share, which is the average of the high and low prices of the Registrant’s common stock on May 9, 2025, as reported on the Nasdaq Global Market.

(6)

Represents 3,047,669 shares of common stock reserved for future issuance under the 2025 ESPP (inclusive of 1,015,890 shares of common stock that became issuable under the 2025 ESPP on January 1, 2025 as a result of the operation of an annual increase provision in the 2025 ESPP).

(7)

Estimated solely for the purpose of calculating the registration in accordance with Rule 457(h) under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based upon $2.09 per share, which is the average of the high and low prices of the Registrant’s common stock on May 9, 2025, as reported on the Nasdaq Global Market, multiplied by 85%, which reflects the discount to the purchase price applicable to purchases under the 2025 ESPP.

(8)	The Registrant does not have any fee offsets.